Exhibit 10.1

MASSEY ENERGY COMPANY

Non-Employee Director Annual Restricted Stock Award Agreement

______ Shares of Restricted Stock

THIS AGREEMENT dated as of the 16th day of February, 2010, between MASSEY ENERGY COMPANY, a Delaware corporation (the “Company”), and ___________ (“Participant”) is made pursuant and subject to the provisions of the Massey Energy Company 2006 Stock and Incentive Compensation Plan, as such plan may be amended from time to time (the “Plan”), a copy of which is attached. All capitalized terms used herein that are defined in the Plan have the same meaning given them in the Plan.

1.           Award of Restricted Stock.  On February 16, 2010, pursuant to the Plan, the Committee granted to Participant, subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, an award of _______ shares, hereinafter described as “Restricted Stock.”

2.           Restrictions.  Except as provided in this Agreement, the shares of Restricted Stock are nontransferable and are subject to a substantial risk of forfeiture.

3.           Stock Power.  With respect to shares of Restricted Stock forfeited under Paragraph 6 below, Participant does hereby irrevocably constitute and appoint the Secretary and each Assistant Secretary of the Company as his attorney-in-fact to transfer the forfeited shares on the books of the Company with full power of substitution in the premises. The Secretary and/or the Assistant Secretary shall use the authority granted in this Paragraph 3 to cancel any shares of Restricted Stock that are forfeited under Paragraph 6 below.

4.           Vesting.  Subject to Paragraph 6 below, Participant’s interest in the shares of Restricted Stock shall become transferable and nonforfeitable (“Vested”) with respect to one-third of the shares of Restricted Stock on each of February 16, 2011, February 16, 2012, and February 16, 2013.

5.   Death, Retirement, or Disability. If Participant dies, retires or becomes permanently and totally disabled within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (“Permanently and Totally Disabled”) while serving on the Board and prior to the forfeiture of the shares of Restricted Stock under Paragraph 6 below, Participant’s Restricted Stock shall be “Vested” (i.e., the restrictions on transfer and risk of forfeiture in Paragraph 2 above shall lapse). For purpose of this Agreement, retirement shall mean Participant’s cessation of  service on the Board with the express approval (which may be withheld and is not guaranteed) at such time by the Board of Directors, or the Committee that administers the Plan, of such cessation being retirement, and a Vesting event,  for purposes of the Restricted Stock; and if such approval is not provided, then such cessation shall not be considered retirement for purposes hereof and such cessation shall not operate to Vest the Restricted Stock.

6.   Forfeiture.  Subject to Paragraph 5 above and Paragraph 7 below, all shares of Restricted Stock that are not then Vested shall be forfeited if Participant’s service on the Board terminates for any reason.

7.   Change in Control. Notwithstanding any other provision of this Agreement, Participant’s Restricted Stock shall be Vested in full to the extent not then Vested if Participant’s service on the Board terminates within two years following a Change in Control other than on account of a voluntary resignation from service on the Board.

8.   Voting Rights. During the period of restriction, Participant shall be entitled to exercise voting rights with respect to the shares of Restricted Stock.

    9.   Dividends and Other Distributions. During the period of restriction, Participant shall be entitled to receive all dividends and other distributions paid in cash or property other than Stock with respect to the shares of Restricted Stock at the same time as any holder of shares of Stock generally would receive such dividends and other distributions. If any dividends or distributions are paid in Stock, such Stock shall be subject to the same restrictions on transferability and the same rules for vesting, forfeiture and custody as the shares of Restricted Stock with respect to which they are distributed. No fractional shares of Restricted Stock shall accrue under this Paragraph 9, and if Participant would otherwise be entitled to a fractional share under this Paragraph 9, such fractional share shall be disregarded and forfeited.

10.           Custody of Certificates.  Custody of stock certificates evidencing the shares of Restricted Stock shall be retained by the Company.  The Company shall deliver to Participant the stock certificates evidencing the shares of Restricted Stock that Vest.

11.           Notice.  Any notice or other communications given pursuant to this Agreement shall be in writing and shall be personally delivered or mailed by United States registered or certified mail, postage prepaid, return receipt requested, to the following addresses:

If to the Company:

Massey Energy Company
4 North Fourth Street
Richmond, Virginia 23219
Attn: Corporate Secretary

If to Participant:

12.           Fractional Shares.  A fractional share shall not Vest hereunder, and when any provision hereof may cause a fractional share to Vest, any Vesting in such fractional share shall be postponed until such fractional share and other fractional shares equal a Vested whole share.

13.           No Right to Continued Service.  This Agreement does not confer upon Participant any right to continue to serve on the Board of Directors of the Company, nor shall it interfere in any way with the right of the Company to terminate such service at any time, if permissible.

14.           Change due to Capital Adjustments.  The terms of this Award shall be adjusted as the Committee determines and as provided in the Plan for capital adjustments which, in the judgment of the Committee, necessitates such action.

15.           Governing Law.  This Agreement shall be governed by the laws of the State of Delaware.

16.           Conflicts.  In the event of any conflict between the provisions of the Plan as in effect on the date hereof and the provisions of this Agreement, the provisions of the Plan shall govern.  All references herein to the Plan shall mean the Plan as in effect on the date hereof.

17.           Participant Bound by Plan.  Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

18.           Binding Effect.  Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of Participant and the successors of the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and Participant has affixed his signature hereto.

MASSEY ENERGY COMPANY

_____________________________ Baxter F. Phillips, Jr. President	Date: February 16, 2010
_____________________________ [Participant]	Date: February 16, 2010